UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  August 24, 2006

 Date of earliest event reported:  August 21, 2006

NORTHWEST AIRLINES CORPORATION

(Debtor-in-Possession)

(Exact name of registrant as specified in its charter)

Delaware	0-23642	41-1905580
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2700 Lone Oak Parkway
Eagan Minnesota	55121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (612) 726-2111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2{b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.               Entry into a Material Definitive Agreement.

On August 21, 2006, Northwest Airlines Corporation (“NWAC”), Northwest Airlines Holdings Corporation (“NWAHC”), NWA Inc. (“NWA Inc.”), and Northwest Airlines, Inc. (“Northwest,” and together with NWAC, NWAHC, NWA Inc., the “Companies”) entered into a Super Priority Debtor in Possession and Exit Credit and Guarantee Agreement dated as of August 21, 2006 (the “Credit Agreement”) with Citicorp USA, Inc., as administrative agent, and each of the other financial institutions from time to time party thereto (the “Lenders”).  The Credit Agreement provides that the Lenders will make term loans to Northwest in an aggregate original principal amount of $1,050,000,000 and revolving credit loans to Northwest in an aggregate principal amount of up to $175,000,000 at any time outstanding, of which up to $75 million can be used to issue letters of credit.  On August 21, 2006, Northwest borrowed all amounts available under the term loans and the revolving credit loans.  The proceeds of the term loans were used by Northwest to pay all amounts outstanding under Northwest’s Second Amended and Restated Credit Agreement dated as of April 15, 2005 among the Companies and the various agents and lending institutions that are party thereto (the “Old Credit Agreement”), other than certain disputed amounts.  The amount of principal and interest repaid under the Old Credit Agreement was $983,700,000. Northwest intends to use the remaining net proceeds from the financing for working capital and other general corporate purposes.  All obligations of Northwest under the Credit Agreement will be guaranteed by each of NWAC, NWAHC and NWA Inc. and will be secured by Northwest’s Pacific route authorities and certain related assets.  All loans under the Credit Agreement mature no later than August 21, 2008, provided that if the Companies emerge from bankruptcy by such date such loans will, subject to the satisfaction of certain conditions, mature on August 21, 2013.  One percent (1%) of the principal amount of the term loans is payable annually commencing August 21, 2007.  The loans will bear interest at LIBOR plus 2.5%, subject to a 0.5% increase after the Companies’ emergence from bankruptcy in the event the loans are rated below certain thresholds by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. or the collateral coverage ratio for the loans falls below 1.75 to 1.0.

The Credit Agreement contains a covenant requiring the Companies to maintain unrestricted cash, cash equivalents and short term investments in an amount not less than $750 million at any time.  The Credit Agreement also contains a fixed charge coverage ratio covenant such that Northwest is required to maintain a ratio of earnings (defined as operating income adjusted to exclude the effects of depreciation, amortization, aircraft rents, non-recurring non-cash charges and certain bankruptcy costs and to include the effects of interest income and governmental reimbursements for losses resulting from developments affecting the aviation industry) to fixed charges (comprising interest expense and aircraft rents) with respect to any period of four consecutive fiscal quarters ending with any fiscal quarter set forth below, of at least the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter(s) Ended	Consolidated EBITDAR to Consolidated Fixed Charges

12/31/06	1.15 to 1.0
3/31/07	1.20 to 1.0
6/30/07	1.30 to 1.0
9/30/07	1.40 to 1.0
12/31/07 and thereafter	1.50 to 1.0

Pursuant to the terms of the Credit Agreement, the obligations of the Companies may be accelerated upon the occurrence and continuation of an Event of Default (as defined in the Credit Agreement).  Such events include the following: (i) the failure to make principal, interest or fee payments when due (beyond applicable grace periods); (ii) the failure to observe and perform covenants (including financial covenants and negative covenants regarding liens, indebtedness and dispositions of assets) contained in the Credit Agreement; (iii) any representation or warranty made by the Borrower or any Guarantor in the Credit Agreement or related documents proves to be false or misleading in any material respect when made; and (iv) other customary events of default.

The Companies and their affiliates have other commercial relationships with certain of the Lenders.  From time to time, certain Lenders have provided investment banking and advisory services for, and furnished financing services to, the Companies and their affiliates.

Item 1.02.               Termination of a Material Definitive Agreement.

As discussed under Item 1.01 above, under the terms of the Credit Agreement, the proceeds of the financing was used for the repayment of amounts owed by the Companies under the Old Credit Agreement.  Upon such repayment, the Old Credit Agreement terminated.

Item 2.03                Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST AIRLINES CORPORATION

By:	/s/ Michael L. Miller
Michael L. Miller
Vice President, Law and Secretary

Dated:  August 24, 2006